Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Lori Berkheimer	January 19, 2021 lberkheimer@hondros.edu

Hondros College of Nursing to Open New Campus in Akron

COLUMBUS, OHIO – To help address the current nursing shortage across Ohio and the U.S., Hondros College of Nursing (HCN) announced today its plan to open a new campus in Akron, Ohio. The first class of students will begin in the Practical Nursing (PN) Diploma program in April 2021 at the campus located at 755 White Pond Drive.

Both the state of Ohio and the nation are facing a nursing shortage that is expected to continue for at least the next eight years. The Bureau of Labor Statistics projects that there will be over 175,000 registered nursing (RN) job openings each year through 2029. According to the Ohio Governor’s Office of Workforce Transformation, RNs and licensed practical and vocational nurses (LPNs) are among the top 10 fields for anticipated job growth in Northeast Ohio, with a combined 12,182 openings as of January 11, 2021. According to Indeed.com, there are currently more than 1,400 RN and LPN job openings in Akron/Summit County, up more than 30 percent since July, 2020.

The new campus will enroll PN students from the Akron area and will be the seventh campus location for Hondros College of Nursing. The other campuses are located near Columbus, Cleveland, Cincinnati, Dayton and Toledo, Ohio, and Indianapolis, Indiana. In addition to the PN Diploma program, Hondros offers an Associate Degree in Nursing at five of its Ohio campuses, which leads to an RN license once a graduate passes the NCLEX exam.

“Danbury Senior Living is excited for the Akron campus of Hondros College of Nursing to open,” said Jamie Weston-Cook, manager of recruiting and digital strategy for Danbury Senior Living. “We’ve been partnering with Hondros for some time now and the addition of the Akron campus will only strengthen that partnership. In a time when we need nurses now, more than ever, Hondros works diligently to provide well-educated and qualified nurses to the workforce. We can’t wait to see how the addition of this new campus amplifies that contribution.”

Hondros College of Nursing CEO Harry Wilkins also announced the appointment of Anthony Hibbs as the Regional Campus Executive Director for the Akron campus, along with the Cleveland campus, where  he currently serves as Campus Director.

“We are excited to be part of the Akron community and preparing nurses to meet the region’s need in a time when healthcare workers in general, and nurses specifically, are playing a vital role in fighting the COVID-19 pandemic, says Wilkins. “By opening our seventh campus location, Hondros College of Nursing is expanding its ability to educate new nurses on the front lines and serve in these important roles in our healthcare system.”

About Hondros College of Nursing

In addition to the new Akron, Ohio campus, Hondros College of Nursing educates students at five other Ohio campuses in Cincinnati/West Chester, Cleveland/Independence, Columbus/Westerville, Dayton/Fairborn and Toledo/Maumee, where students can earn a Practical Nursing Diploma and an Associate Degree in Nursing.  The Hondros College of Nursing campus in Indianapolis offers the Practical Nursing Diploma program. Hondros College of Nursing is dedicated to its mission as well as the students, partners, and communities in which they serve. For additional information, please visit hondros.edu. For complete information about accreditation, please visit hondros.edu/accreditation. Hondros College of Nursing cannot guarantee employment or salary. Hondros College of Nursing is a subsidiary of American Public Education, Inc.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 88,000 adult learners worldwide and offer more than 220 degree and certificate programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit www.apei.com.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “seek,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would.” These forward-looking statements include, without limitation, statements regarding anticipated nursing shortages and job growth in the nursing field, the expected benefits of the new Akron campus, expected growth, plans with respect to recent, current and future initiatives (including the opening of the Akron campus), and partnerships.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: the Company’s dependence on the effectiveness of its ability to attract students who persist in its institutions’ programs; the Company’s ability to effectively market its programs; adverse effects of changes the Company makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; the Company’s ability to maintain strong relationships with the military and maintain enrollments from military students; the Company’s ability to comply with regulatory and accrediting agency requirements and to maintain institutional accreditation; the Company’s reliance on Department of Defense tuition assistance, Title IV programs, and other sources of financial aid; the Company’s dependence on its technology infrastructure; strong competition in the postsecondary education market and from non-traditional offerings; and the various risks described in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on Form 10-Q for the period ended September 30, 2020, and other filings with the SEC. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

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